Exhibit 10.2

CONFIDENTIAL

EXCEPTION LETTER

June 17, 2003

June 17, 2003

Dr. David R. McGee
1990 Marshall Road
Vacaville, CA 95687

Re:  Separation of Employment Due to Reduction-in-Force Layoff

Dear Dr. McGee

I write to confirm that your position has been eliminated and your employment with Large Scale Biology Corporation (the “Company”) shall terminate effective at close of business June 17, 2003.  As you have been informed, the Company is reducing its workforce due to the need to reduce operating costs.  While we regret the impact on you, enclosed you will find information and materials we hope will assist you with your transition:

•	Employment Separation Information which includes information on:
	•	Return of Company property and documents
	•	Final expense reimbursement requests
	•	Ongoing obligations under your Proprietary Information and Inventions Agreement
	•	Benefits status, including coverage continuation opportunities
	•	Stock options

•	Final paycheck for wages earned through June 17, 2003, including your balance of accrued but unused vacation.

•

2003 Severance Benefit Plan and related materials which describe the severance benefits available under the Plan, and the conditions that must be satisfied for you to receive such benefits – a severance payment and Company-paid COBRA premiums due for group health insurance coverage for you and your dependents, less any shared cost for which you are currently responsible.

Please be aware that the Plan Administrator is exercising discretion under the Plan and is making additional Severance Benefits available to you under the Plan compared to those described in the Severance Guidelines, Sections III.B.1-2 of the Plan.  Rather than Severance Benefits under the Plan as described in Section III.B.1-2, you will receive the following severance benefits:

	1.	Severance pay of $16,500 per month for 12 consecutive months less current withholdings for employment taxes.

June 17, 2003

2.

You will also receive LSBC Common Stock equal in market value to $42,000.00 based on the NASDAQ closing price of such stock on June 30, 2003 in accordance with the provisions of the Stock Issuance Agreement as amended  June 17, 2003 between you and the Company.

3.	Reimbursement of COBRA payment for you and your eligible dependents net of shared costs for 12 months (medical, dental and vision).
4.

Reimbursement up to $59.40 per month for 12 consecutive months to pay life insurance premiums for term life insurance coverage on your life not to exceed $396,000 whether or not the coverage results from an increase in coverage to an existing policy or results from the purchase of a separate insurance policy.

5.	Immediate full vesting of all stock options and an extension of the exercise period for the remainder of the ten-year life of such options.
6.	Transfer of ownership of laptop computer, printer and peripherals currently assigned to you after all Company information and specified Company-licensed software has been removed.
7.

Transfer of ownership of the cell phone currently assigned to you and continuance of cell phone use for 12 months from June 17, 2003 up to 700 minutes per month (500 minutes plus 200 bonus minutes anytime) including weekends and after 9:00PM weekdays subject to the continuation of the Company’s current cell phone plan and any subsequent plan if the same usage does not result in any increased cost to the Company in the subsequent plan over the cost of such usage under the current plan.

8.

LSBC agrees that Kevin Ryan and Ron Artale will not, at any time, make any critical or disparaging statements about you, unless such statements are made truthfully to the  extent required by a subpoena or other legal process.  In response to inquiries from prospective employers regarding you, LSBC will provide no information other than your date of employment and positions held with LSBC.

9.

The one-year service period through June 30, 2003 required under your Stock Issuance Agreement will be waived, and you will be issued stock under the Stock Issuance Agreement for the portion of your cash salary reduced by 17.5% from April 1, 2003 through June 17, 2003 based on the NASDAQ closing price of LSBC stock on June 30, 2003.

10.

The Company will indemnify you in accordance with the provisions of Section 6 of the  Company’s bylaws resulting from the litigation entitled Bonnie Skerkavich v. Large Scale Biology et al. and any other potential litigation that may be brought related to the company in which you are named as a defendant by reason of the fact that you were an officer or employee of LSBC and you will cooperate with the Company in all such litigation in accordance with paragraph 13 of the General Release of All Claims.

11.

The right of the Company to amend or terminate the 2003 Severance Plan such that it will result in the cessation of your severance benefits will only apply in the event of the Company becomes insolvent (the Company’s cash is insufficient to meet its current liabilities).

12.

In the event of your death prior to your receipt of all severance benefits  provided to you under the Plan as described in the Exception Letter herein, any outstanding monthly cash payments and COBRA reimbursements severance benefits at the time of your death shall be payable to your spouse, if living, otherwise, to your estate.

Because the Plan Administrator is providing you the opportunity to receive Severance Benefits under the Plan that are more than those described in the Severance Guidelines, Sections III.B.1-2 of the Plan, your receipt of such increased Severance Benefits under the Plan will be subject to a strict non-disclosure and confidentiality provision (regarding this

June 17, 2003

offer and your receipt of increased Severance Benefits) which is contained in paragraph 11 of the General Release of All Claims document.

Be sure to carefully read the Plan and the General Release of All Claims document and comply with the conditions contained therein at all times even before you accept the severance opportunity.  Paragraph 11 of the General Release of All Claims document contains a damages provision in the event you do not comply with the strict non-disclosure and confidentiality provision.  If you accept the increased Severance Benefits offered under the Plan per this letter, you will need to sign and return the General Release of All Claims document within the time period specified in that document.  Since one of the benefits available to you is Company-paid COBRA premiums, you may want to complete the COBRA Election Form and return it along with your signed General Release of All Claims document.

•

Notice of Right to Continue Group Health Coverage - COBRA and an Election Form – COBRA, the latter which must be completed if you and/or your eligible dependents wish to continue coverage under any or all of the Company’s group health plans after your termination date.  If you wish to receive the COBRA premium benefits offered by the Severance Pay Plan, you must complete this form and return it.  Preferably, you will return the completed COBRA Election Form with your General Release of All Claims document by the deadline noted in the General Release of All Claims document.

If you have a Section 125 account balance LSBC’s plan states upon termination you have 30 days from the date of termination in which to submit your claims for reimbursement. If you have a positive account balance you may be eligible for continuation coverage until the duration of the current calendar plan year. Continuation coverage would allow you to incur new medical, dental, or vision care expenses and zero-out your account balance. You have 60 days to elect Section 125 continuation coverage. The continuation coverage amount you  pay will be 100% of your current contribution (per payroll period) and your contribution must be made with after-tax dollars.  Please review the enclosed COBRA notice for more information and contact Human Resources if you would like to continue your Section 125 Plan.

•	Closing statement of your exercisable options of LSBC stock. If you wish to exercise your option to purchase shares under the plan, please contact John Rakitan at (707) 469-2315.

•

Distribution Election Form for Biosource Technologies, Inc. 401(k) Plan.  Whatever your balance, this form must be completed if you wish to withdraw funds from the 401(k) Plan.  If your balance is less than $5,000, you must withdraw your funds from the Plan.  If you do not return the Distribution Election Form within 60 days, a check for the full amount of your account balance, minus the mandatory income tax withholding, will be sent to you (see Section III – Payment Made to You).  If your balance is greater than $5,000, you have your choice to either withdraw funds or leave them in the 401 (k) Plan.  You may withdraw them at any time in the future if, for example, you find another investment vehicle.

•

Special Tax Notice Regarding Plan Payments (IRS Safe Harbor Notice).  This notice provides important information regarding how your decision regarding your 401(k) account will affect your taxes. Questions about specific impact of your choices should be discussed with the appropriate tax or investment professional.  This notice is for your records and should be kept with copies of any other forms you may complete at this time

•

Information on unemployment insurance benefits.  Because your employment is being terminated due to a layoff, you have the right to apply for unemployment insurance benefits.  In order to apply for such government-sponsored benefits, you should inquire at your local office of the California Employment Development Department (“EDD”) whose addresses and telephone numbers can be found by consulting the “blue” government pages of your local telephone book under “California, State of.”  Once you apply, the EDD will determine your eligibility for such benefits which are described in the enclosed pamphlet, California’s Program for the Unemployed.

June 17, 2003

On behalf of the Company, I thank you for your past contributions as its employee and wish you the very best in your future endeavors.  You should carefully review all of the enclosed materials, and call Human Resources at 707-469-2351 if you have any questions.

Very truly yours,

LARGE SCALE BIOLOGY CORPORATION

/s/ RONALD J. ARTALE

Ronald J. Artale Sr. Vice President and Chief Operating Officer

KP/jmb

Enclosures